SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM N-8A


                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:             SCHWAB TRUSTS, SCHWAB STRATEGIC TEN TRUST, 1997
                  SERIES A (AND SUBSEQUENT SERIES)


Address of Principal Business Office (No. & Street, City,
  State and Zip Code):

                         Reich & Tang Distributors L.P.
                         600 Fifth Avenue
                         New York, New York 10022

                         Charles Schwab & Co., Inc.
                         101 Montgomery Street
                         San Francisco, California 94104


Telephone Number (including area code):  (212) 830-5490
                                         (415) 627-7000

Name and Address of Agent for Service of Process:

                         Peter J. DeMarco
                         Reich & Tang Distributors L.P.
                         600 Fifth Avenue
                         New York, New York  10022

                         Frances Cole, Esq.
                         Charles Schwab & Co., Inc.
                         101 Montgomery Street
                         San Francisco, California  94104



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606964.1

Check Appropriate Box:

                         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                             YES /X/                            NO /_/


          Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 11th day of July, 1997.

                                   (Name of Registrant)

                                   SCHWAB TRUSTS, SCHWAB STRATEGIC TEN
                                   TRUST, 1997 SERIES A (AND SUBSEQUENT
                                   SERIES)


                                   By:  CHARLES SCHWAB & CO., INC.


                                        By:  /S/ WILLIAM J. KLIPP
                                            --------------------------------
                                            Name:  William J. Klipp
                                            Title: Executive Vice President


Attest:  /S/ DAVID H. LUI
         -------------------------
         Name:  David H. Lui, Esq.


                                   By:  REICH & TANG DISTRIBUTORS, L.P.

                                        By:  Reich & Tang Asset Management,
                                             Inc., as General Partner


                                             By: /S/ PETER DEMARCO
                                                 Name:  Peter DeMarco
                                                 Title: Executive Vice President


Attest:  /S/ LORRAINE C. HYSLER
         ----------------------
         Name:  Lorraine C. Hysler
         Title: Secretary


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606964.1